Exhibit 99.1

The Cannabis Depot Holding Corp Acquires Credex Corporation

Pueblo, Colorado, June 24, 2021 - On June 17, 2021, The Cannabis Depot Holding Corp (“CDHC”) acquired 99.2% of the outstanding voting securities shares of Credex Corporation, a publicly listed “shell” entity (the “Company”). CDHC is a corporation with the stated goal of becoming the leading vertically integrated cannabis company in Colorado. The acquisition of the Company will provide CDHC with the opportunity to access public capital markets to fund growth and meet its stated goals.

CDHC intends to purchase three recreational dispensaries – one of which has been in operation for nearly two years and projects annual gross sales in excess of $20 million for the 2021 fiscal year. The other two dispensaries expect to open by Fall 2021.

CDHC also intends to acquire 10 cannabis cultivators in Pueblo, Colorado. Combined, the cultivations expect a maximum annual plant count exceeding 33,000 cannabis plants in 2021. Additionally, CDHC intends to purchase a cannabis concentrates manufacturer in Colorado, a further progression towards its vertically integrated model.

All transactions contemplated herein involving cannabis entities, regulated and licensed by the State of Colorado, are subject to approval by the local jurisdictions as well as the Colorado Marijuana Enforcement Division.

For more information on The Cannabis Depot Holding Corp, please visit the investor website.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by the Company’s officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for the Company’s future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others, such as but not limited to; economic conditions, changes in the laws or regulations, demand for products and services of the company, the effects of competition, uncontrollable forces of nature and other factors that could cause actual results to differ materially from those projected or represented in the forward looking statements.

Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report.